Exhibit 10.35

MANAGEMENT AND ADVISORY AGREEMENT

MANAGEMENT AND ADVISORY AGREEMENT (the “Agreement”), is made as of August 27, 2013 (the “Effective Date”) by and between LOCAL MEDIA GROUP HOLDINGS LLC, a Delaware limited liability company (the “Company”),1 and GATEHOUSE MEDIA, INC., a Delaware corporation (together with its permitted assignees, the “Manager”).

WITNESSETH:

WHEREAS, the Newcastle Investment Corp. has entered into an agreement (the “SPA”) to purchase all the capital stock of Dow Jones Local Media Group, Inc. (“LMG”) and designated the Company to serve as the recipient of such stock; and

WHEREAS, the Manager has expertise in managing various aspects of businesses such as those conducted by LMG and its Subsidiaries (collectively, the “Businesses”); and

WHEREAS, the Company desires to engage the Manager, on the terms and conditions set forth herein, to manage the Businesses and the assets and day to day operations of LMG and its Subsidiaries (collectively, the “Acquired Companies”).

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Definitions. The following terms have the meanings assigned them:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Management and Advisory Agreement, as amended from time to time.

“Board of Directors” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” means a share of capital stock of the Company now or hereafter authorized as common voting stock of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership or the articles of formation and the operating agreement in the case of a limited liability company.

[1]	This agreement will be assigned to Local Media Group, Inc. at the closing on September 3, 2013.

“Independent Directors” means the members of the Board of Directors who are not directors, officers, employees or [Beneficial Owners]2 of the Manager.

“Manager Change of Control” shall mean the stockholders of the Manager as of the date hereof ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Manager.

“Person” shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

“Subsidiary” means, with respect to any Person, any subsidiary of such Person and any partnership, the general partner of which is such Person or any subsidiary of such Person and any limited liability company, the managing member of which is such Person or any subsidiary of such Person.

SECTION 2. Appointment and Duties of the Manager.

(a)	The Company hereby appoints the Manager to (i) prior to the closing under the SPA (the “Acquisition Date”), assess and do preparatory work for the transition of the Businesses and the Acquired Companies from the parent entities of LMG (collectively the “Parents”) and (ii) following the Acquisition Date, oversee the transitional services provided by the Parents pursuant to the SPA and related agreements and to manage the Businesses and the assets and day to day operations of the Acquired Companies subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The Manager shall, in its provision of services hereunder, utilize a standard of duty and care equal to that of a reasonably prudent person acting on its own behalf in similar circumstances. In all events, the Manager shall perform the services to be performed hereunder and the Manager’s other obligations under this Agreement, (i) in compliance with all applicable laws, rules and regulations in all material respects, (ii) without infringing, misappropriating or otherwise violating any intellectual property rights of any third parties, (iii) without breaching or violating any third party agreements related to the provision of such services hereunder in any material respect and (iv) without discriminating in any material respect for or against the Company with respect to the provision of such services or in providing such services taking actions in favor of any other business of the Manager to the detriment of the Company. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b)	The Manager, in its capacity as manager of the Businesses and the assets and the day-to-day operations of the Acquired Companies, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority

[2]	Confirm definition and whether necessary.

identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Acquired Companies and its Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Acquired Companies as may be appropriate, including, without limitation:

(i)	overseeing the transitional services provided by the Parents pursuant to the SPA and related agreements and any other transitional services necessary to transition from the Parents;

(ii)	providing general management services, including (A) advice concerning the preparation of budgets, forecasts, capital expenditures, financing, and long-range strategic planning; and (B) such other general management services as the Manager may deem advisable or appropriate or as may from time to time reasonably be requested by the Board of Directors;

(iii)	providing general administrative and technical services, advice and direction, including (A) accounting, including cost accounting, inventory control, tax compliance and reporting systems services; (B) legal, trademark and intellectual property advice, including advice with respect to compliance with applicable legal regulations, intellectual property protection; (C) market servicing, product pricing and costs controls and evaluations; (D) preparation of advertising and publicity literature and other materials; (E) providing, training and supervising sales representatives and support staff and providing guidelines and policies for sales representatives and other direction, as may be necessary, for promoting sales; (F) compensation planning, pension, if any, and human resources services; (G) purchasing services; (H) preparation of reporting forms, reports or filings; and (I) such other general administrative and technical services as may from time to time reasonably be requested by the Board of Directors. Without limiting the generality of the foregoing, it is understood that any changes in staffing of the Acquired Companies shall be at the sole cost and expense of the Company and any changes in the staffing of the Manager shall be at the sole cost and expense of the Manager (except as otherwise expressly specified herein);

(iv)	engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors to provide services as may be required relating to the Acquired Companies and the Businesses;

(v)	advising in connection with the negotiation and consummation of agreements, contracts, documents and instruments related to the Acquired Companies or the Businesses;

(vi)	using reasonable measures, at the Company’s costs and expense, for the orderly physical administration, management, and operation of the facilities and properties of the Acquired Companies, including, without limitation, cleaning, painting, decorating, plumbing, carpeting, grounds care and such other maintenance and repair work as is reasonably necessary;

(vii)	providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(viii)	administering the day-to-day operations of the Acquired Companies and performing and supervising the performance of such other administrative functions necessary in the management of the Acquired Companies as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Acquired Companies’ debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix)	on behalf of the Acquired Companies, and at the Company’s cost and expense, arranging for, obtaining and maintaining, or causing its agents to maintain, with responsible insurance carriers licenses to do business in the applicable state, insurance satisfactory to the Manager and the Board of Directors such risks as the Manager deems appropriate, including, with limitation, covering the Businesses and the operations of the Acquired Companies, naming the appropriate Acquired Companies and the Manager as insured parties. The Manager shall recommend to the Board of Directors the minimum amounts of insurance coverage for the Acquired Companies, which shall be subject to the reasonable approval of the Board of Directors;

(x)	counseling the Company in connection with human resource, employee, personnel, labor and union relation matters regarding the Acquired Companies;

(xi)	assisting the Company in developing criteria for business development that are specifically tailored to the Company’s objectives and, subject to any confidentiality restrictions, making available to the Company its knowledge and experience with respect to businesses like the Businesses;

(xii)	monitoring the operating performance of the Acquired Companies and the Businesses and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating and performance and budgeted or projected operating results;

(xiii)	causing the Acquired Companies to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with applicable local, state and Federal laws, rules and regulations and to conduct quarterly compliance reviews with respect thereto;

(xiv)	causing the Acquired Companies to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses and permits;

(xv)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Acquired Companies may be involved or to which the Acquired Companies may be subject arising out of the Acquired Companies day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xvi)	using commercially reasonable efforts to cause expenses incurred by or on behalf of the Acquired Companies to be reasonable or customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xvii)	performing such other services as may be required from time to time for management and other activities relating to the Businesses and the Acquired Companies as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xviii)	using commercially reasonable efforts to cause the Acquired Companies to comply with all applicable laws, rules and regulations.

The Manager will provide the services to the Company described in clauses (i) through (xxviii) above, as well as any other services to be provided by the Manager to the Company and the Acquired Companies pursuant to the terms of this Agreement, in a professional manner using its best business judgment (the “Service Level”).

(c)	The Manager may enter into agreements with other parties, including its Affiliates, for and on behalf, and at the sole cost and expense, of the Company to provide any of the third party services to the Company with respect to the Businesses contemplated herein, pursuant to agreement(s) with terms which are then customary for agreements regarding the management of businesses similar in type, quality and value to the Businesses; provided, that any such agreements entered into with Affiliates of the Manager shall be (i) on terms no more favorable to such Affiliate then would be obtained from a third party on an arms’-length basis and (ii) approved by a majority of Independent Directors. Without limiting the foregoing, the Manager itself may also enter into agreements or arrangements with the Company to provide any of the third party services to the Company with respect to the Businesses contemplated herein, using the Manager’s own resources and allocate the costs of such resources on an equitable objective basis.

(d)	The Manager may retain, for and on behalf, and at the sole cost and expense of the Company, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Acquired Companies and to the extent necessary or advisable in accordance with the Service Level required to be provided by the Manager and the applicable Annual Budget (as defined below). Amounts paid by the Company to the Manager pursuant to this clause (d) shall be separate from and in addition to amounts paid by the Company to the Manager pursuant to Section 8 of this Agreement.

(e)

The Manager shall, not less than 15 days after the commencement of each full or partial fiscal year of the Company, submit to the Board of Directors for its approval a proposed operating budget and annual plan for the ensuing full or partial fiscal year, as the case may be (the “Annual Budget”). The Annual Budget shall include a projected income statement, balance sheet, and projection of cash flow for the Acquired Companies on a consolidated basis, with detailed explanations of the assumptions used therein. If any proposed Annual Budget contains disputed or objectionable budget item(s), the Board of Directors and the Manager agree to cooperate with each other in good faith to resolve the disputed or objectionable proposed item(s). If the Board of Directors and the Manager are unable to resolve the disputed or objectionable item(s) prior to the commencement of the applicable fiscal year, the undisputed portions of the proposed Annual Budget shall be deemed to be adopted and approved and the corresponding line item(s) contained in the Annual Budget for the preceding fiscal year shall be adjusted as set forth herein and shall be substituted in lieu of the disputed item(s) in the proposed Annual Budget. Those line items that are in dispute shall be determined by increasing the preceding fiscal year’s actual expense for the corresponding line items by a percentage amount determined by the Manager which does not exceed the percentage change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items (1982-84 = 100) for the fiscal year prior to the fiscal year with respect to which the adjustment to the line item(s) is being calculated or any successor or replacement index thereto. The resulting Annual Budget obtained in accordance with the preceding sentence shall be deemed to be the Annual Budget in effect until such time as the Manager and the Board of Directors have resolved the items objected to by the Board of Directors. The Manager may, after notice to and approval by the Board of Directors, revise the Annual Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense. Expenditures shall not materially vary from the approved budgets nor exceed the aggregate Annual Budget (as approved by the Board of Directors, and revised with the reasonable approval of the Board of Directors) absent the written consent of the Board of Directors; provided that the Board of Directors recognizes that (i) the absolute amounts of expenditures may exceed budgeted amounts if the volume of the Businesses exceeds projections, (ii) the relative amounts of income and expense may vary from budgeted amounts if the volume of the Businesses is less than projected, and (iii) the Manager does not guarantee the economic performance shown in Annual Budgets. The Manager shall submit a revision of the Annual Budget to the Board of Directors for review on a quarterly or other appropriate basis as the Manager may deem appropriate.

(f)	As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, reports and information on the Acquired Companies’ operations and performance and other information reasonably requested by the Board of Directors of the Company.

(g)	The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Acquired Companies’ operations, credit quality, performance and compliance with the policies approved by the Board of Directors.

(h)	Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional monies is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(i)	In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts hired by the Manager.

(j)	The Company shall fully cooperate (and shall cause the Acquired Companies to) with the Manager and make the Acquired Companies’ personnel, assets and resources available to the Manager as reasonably requested by the Manager in connection with the performance of its services.

(k)	The Manager shall be authorized and directed by the Board of Directors to execute such agreements or other instruments, file or cause to be filed any reports or other documents with any governmental body or agency, and to take or cause to be taken any action deemed necessary or appropriate by the Manager in its reasonable judgment to fulfill the duties of the Manager set forth in this Agreement.

SECTION 3. Devotion of Time; Competition; Additional Activities.

(a)	The Company acknowledges that the Manager may, without the Company’s consent, engage in any locally focused media business, whether or not in direct competition with the business activities of any of the Businesses of the Company or its Subsidiaries in any market in the United States provided that such activity by the Manager does not otherwise violate the terms or conditions hereof. Subject to the preceding proviso, nothing herein shall prevent the Manager or any of its Affiliates or any of the officers and employees of any of the foregoing from engaging in other businesses or from rendering services of any kind to any other person or entity, including, but not limited to, investment in, or advisory service to others investing in, any type of locally focused media or news business.

(b)	The Manager agrees that during the term of this Agreement, the Manager shall not directly, without the Company’s consent, (i) solicit or induce any officer, director, or employee of the Acquired Companies or any of its successors, assigns, or Subsidiaries to terminate his, her or its employment or other relationship with the Company or its successors, assigns , (ii) solicit or induce any individual who was an officer, director or employee of the Acquired Companies at any time during the immediately preceding six (6) month period to associate with any locally focused media competitor of the Acquired Companies (a “Competitor”) or (iii) hire any individual who left the employ of the Acquired Companies during the immediately preceding six (6) month period.

(c)	The Company shall have the benefit of the Manager’s best judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its judgment, will substantially adversely affect the performance of its obligations under this Agreement.

(d)	The Manager further covenants and agrees that the restrictive covenants set forth above are reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company in the Acquired Companies, imposes no undue hardship on the Manager, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

(e)	Managers, members, partners, officers, employees, consultants and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Acquired Companies, to the extent permitted by their respective Governing Instruments, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Acquired Companies, such persons shall use their respective titles in the Acquired Companies.

SECTION 4. Agency; Power of Attorney.

(a)	The Manager shall act as agent of the Acquired Companies in performing its duties under this Agreement, including operating the Acquired Companies, acquiring or disposing of the assets of the Acquired Companies in the ordinary course, disbursing and collecting the Acquired Companies funds, executing or filing documents on behalf of the Acquired Companies, paying the debts and fulfilling the obligations of the Acquired Companies, supervising the performance of professionals engaged by or on behalf of the Acquired Companies and handling, prosecuting and settling any claims of or against the Acquired Companies.

(b)	Upon the execution of this Agreement, the Company hereby consents and appoints each of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel of the Manager (solely in their capacity as officers of the Manager, collectively, the “Signatories”) as its true and lawful attorney, coupled with an interest in the Company’s name, place and stead to sign, execute, acknowledge, swear to and file any and all documents which in the discretion of such attorney are required to be signed, executed, acknowledged, sworn to or filed by the Company to discharge the purposes and duties of the Manager as hereinabove stated. The grant of authority set forth herein: (i) is a special power of attorney coupled with an interest, is irrevocable during the term of this Agreement and shall survive the death, incapacity, liquidation or dissolution of the Company; and (ii) may be exercised by any Signatory for the Company by a facsimile signature or by listing the Company with the signature of the Signatory, as attorney in fact for the Company. Notwithstanding anything to the contrary in this agreement, the Signatories shall have only the authority set forth in the delegation of authorities as set forth and approved by the Board of Directors from time to time. Any such power of attorney described herein shall terminate immediately upon a Manager Change in Control.

SECTION 5. Bank Accounts. The Board of Directors hereby directs the Manager to establish and maintain one or more bank accounts in the name of the Acquired Companies (any such account, a “Company Account”), and to collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may direct from time to time; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or the Acquired Companies.

SECTION 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or the Acquired Companies at any time during normal business hours upon one (1) business day’s advance written notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information to non-Affiliated third parties except with the prior written consent of the Board of Directors.

SECTION 7. Obligations of Manager; Restrictions.

(a)	The Manager shall refrain from any action that, in its sole judgment made in good faith, would adversely affect the status of the Acquired Companies as a corporation in good standing or a foreign corporation in good standing in such jurisdictions in which the Acquired Companies are required to so qualify or that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Acquired Companies or that would otherwise not be permitted by such entity’s respective Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or Acquired Companies, the Board of Directors, or the Company’s or any Acquired Company’s stockholders, employees or partners for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(b)	The Manager shall not (i) consummate any transaction which would involve the acquisition by the Acquired Companies of property in which the Manager or any Affiliate thereof has an ownership interest or the sale by the Acquired Companies of property to the Manager or any Affiliate thereof, or (ii) under circumstances where the Manager is subject to an actual or potential conflict of interest because it manages both the Acquired Companies and another Person (not an Affiliate of the Company) with which the Acquired Companies has a contractual relationship, take any action constituting the granting to such Person of a waiver, forebearance or other relief, or the enforcement against such Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by a majority of the Independent Directors.

(c)	The Board of Directors periodically reviews the Acquired Companies’ operations and assets and transactions undertaken by the Acquired Companies. If any transaction involved the acquisition of an asset from the Manager or an Affiliate of the Manager that was not approved in advance by a majority of the Independent Directors, then the Manager may be required to repurchase the asset at the purchase price (plus closing costs) to the Company.

(d)	The Manager shall at all times during the term of this Agreement (including the initial term and any renewal term) maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried for consultants, advisors or managers performing functions similar to those of the Manager under this Agreement with respect to businesses to the Businesses, in an amount which is comparable to that customarily maintained by other managers of such similar businesses.

SECTION 8. Compensation.

(a)

During the term of this Agreement, as the same may be extended from time to time, the Manager will receive compensation as follows: (i) for the period from the Effective Date up to and including the Acquisition Date a monthly fee of Forty Thousand Dollars ($40,000), prorated for partial calendar months (the “Monthly Fee”) and (ii) for the period following the Acquisition Date an annual management fee (the “Management Fee”) of One Million One Hundred Thousand Dollars ($1,100,000). The Monthly Fees shall be paid in full on the earlier to occur of the Acquisition Date and the termination or abandonment of the SPA and Manager hereby acknowledges and agrees that such payment shall be deemed to satisfy in full any and all obligations for monies owing to the Manager prior to Acquisition Date for services performed for and/or on behalf of the Company. The Management Fee shall be calculated and paid quarterly in arrears on the last business day of each calendar quarter during the term of this Agreement, provided that the first such installment shall be prorated for the days remaining in the calendar quarter following the Acquisition Date. The Management Fee shall be adjusted in arrears (iii) on each anniversary of the Acquisition Date to equal (A) a fraction equal to (1) the total annual revenues of the Acquired Companies, on a consolidated basis, for the Contract Year just ended, divided by (2) the total annual revenues of the Manager, on a consolidated basis, for the same period multiplied by (B) the actual base salaries and benefit costs of the following employees of the Manager for such period (or the functional equivalent thereof): Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Information Officer, Vice President of Production, Controller, Vice President of Human Resources and Vice President of Sales and Marketing plus (C) the sum of the actual compensation (inclusive of base salaries, bonuses and benefit costs) for one IT employee and two corporate finance employees who will be dedicated solely to the Businesses (in the case of each of clauses (B) and (C), subject to reasonable increases), and (iv) any increases in out-of-pocket third party costs included in the Management Fee that are actually or anticipated to be incurred by the Manager directly in connection with providing or obtaining the services hereunder, such adjustments being made pursuant to Section 8(b) below. Each consecutive 12 month period following the Acquisition Date or any anniversary thereof during the term of this Agreement is referred to as a “Contract Year”. Notwithstanding anything to the contrary herein, the Management Fee shall not be increased to an amount greater than $1,210,000 per annum without the prior written approval of the Board of Directors.

(b)	The Manager shall compute any adjustment, (i) as provided in Section 8(a)(iii) above, with respect to the Management Fee for the Contract Year just ended, within 30 days after the end of the Contract Year with respect to which such Management Fee was paid and as provided in Section 8(a)(iv) above, with respect to any installment of the Management Fee, within 15 days after the end of the calendar quarter with respect to which such installment is paid. A copy of the computations made by the Manager to calculate such adjustments shall thereafter, for informational purposes only, promptly be delivered to the Board of Directors or such person designated by the Board of Directors to receive such computations and, upon such delivery, payment of such adjustment of the Management Fee shown therein shall be due and payable no later than the earlier to occur of (i) the date on which the next upcoming installment is payable and (ii) the date which is two (2) business days after the date of delivery to the Board of Directors of such computations.

(c)

In addition to the Management Fee otherwise payable hereunder, the Company shall pay the Manager annual incentive compensation (the “Incentive Compensation”) within 90 days following the end of each of the Company’s full or partial fiscal years during the term equal to 12.5% of the EBIDTA of LMG on a consolidated basis, for the fiscal year just ended (as reflected on LMG’s audited financial statements for such fiscal year and normalized for any partial fiscal year) that is in excess of the EBIDTA of LMG, on a consolidated basis, as reflected in the Annual Budget for such fiscal year (normalized for any partial fiscal year), as such EBITDA is approved by LMG’s Board of Directors and reasonably agreed to by the Manager. The Incentive Compensation shall be earned and accrued throughout the fiscal year; provided, however, that the Incentive Compensation payment shall be calculated with respect to the partial fiscal year beginning on the Acquisition Date and normalized as provided above.

(d)	The Company and GateHouse Media Ventures, Inc. d/b/a Propel Marketing agree to use commercially reasonable efforts to enter into an agreement whereby Propel Marketing will provide digital marketing services to the Acquired Companies following the Acquisition Date at the prevailing rates. It being understood that the final terms and conditions of such agreement shall be in form and substance acceptable to the Board of Directors and Propel Marketing Services in each party’s sole and absolute discretion.

(e)	The obligation of the Company to pay the unpaid portion of the Management Fee and the unpaid portion of Incentive Compensation, if any, shall survive the expiration or earlier termination of this Agreement.

SECTION 9. Expenses of the Company. The Company shall pay all of its expenses and shall reimburse the Manager (or at the Manager’s request, pay directly) for documented out-of-pocket expenses of the Manager incurred on behalf of the Company or the Acquired Companies’ that are not included as part of the Management Fee (collectively, the “Expenses”). Expenses include all reasonable costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(a)	Expenses in connection with the transaction costs incident to the acquisitions, disposition and financing of assets in the ordinary course or any Businesses development activity;

(b)	travel and other Expenses incurred by managers, officers, employees and agents of the Manager in connection with the Businesses;

(c)	Expenses of legal, accounting, tax, auditing, administrative and other similar services rendered for the Acquired Companies by providers retained by the Manager;

(d)	Expenses of liability insurance to indemnify the Acquired Companies’ directors and officers;

(e)	Expenses associated with any computer software or hardware that is used solely for the Acquired Companies or to the extent used for the Acquired Companies;

(f)	Expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of assets or operations of the Acquired Companies;

(h)	Expenses relating to the Businesses, including, without limitation, Expenses of acquiring, owning, protecting, maintaining, developing and disposing of the Acquired Companies’ assets, including appraisal, reporting, audit and legal fees;

(i)	all insurance Expenses incurred in connection with the operation of the Acquired Companies and the Businesses except for the costs attributable to the insurance that the Manager elects or is required to carry for itself and its employees;

(j)	Expenses relating to any office or office facilities maintained for the Acquired Companies or any of their respective operations separate from the office or offices of the Manager; and

(k)	all other Expenses incurred by the Manager which are determined by an executive officer of the Manager as reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

Without regard to the amount of compensation received under this Agreement by the Manager, the Manager shall bear the following expenses (which are included as part of the Management Fee): (i) wages and salaries of the Manager’s officers and employees; (ii) rent attributable to the space occupied by the Manager; and (iii) all other customary “overhead” expenses of the Manager.

SECTION 10. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Acquired Companies and the Expenses incurred by the Manager on behalf of the Company during each calendar month, and shall deliver such statement to the Company within 20 days after the end of each calendar month. Expenses incurred by the Manager on behalf of the Acquired Companies shall be reimbursed monthly to the Manager on the tenth business day of the month immediately following the date of delivery of such statement.

SECTION 11. Limits of Manager Responsibility; Indemnification.

(a)

The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its members, managers, officers, affiliates, consultants, agents and employees will not be liable to the Company or the Acquired Companies, to the Board of Directors, or the Company’s or any Acquired Companies’ stockholders or partners for any acts or omissions by the Manager, its members, managers, officers, affiliates, consultants, agents or employees, pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its members, managers, officers, affiliates, consultants, agents and employees and each other Person, if any, controlling the Manager (each, a “Manager Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. The Company will reimburse any Manager Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Manager Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Manager Indemnified Party is a party hereto, provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Manager Indemnified Party in its reasonable judgment. Any Manager Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim or proceeding in which the Company, on the one hand, and an Manager Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Manager Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Manager Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Manager Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Manager Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Manager Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes a reasonably acceptable release of the applicable Manager Indemnified Party and each other Manager Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. Provided that the Company is not in breach of its indemnification obligations hereunder, no Manager Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the prior written consent of the Company.

(b)	The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company, its shareholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

SECTION 12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 13. Term; Termination Without Cause.

(a)	Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until the second anniversary of the Acquisition Date, and thereafter this Agreement shall be deemed renewed automatically for additional consecutive two-year periods unless a majority of the Board of Directors deliver to the Manager a notice of the Company’s intent to terminate this Agreement at least 30 days prior to renewal date.

(b)	In the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to the sum of (i) the average of the current Management Fee for the previous three full Contract Years (or such lesser number of full Contract Years as have elapsed) and (ii) all accrued but unpaid Incentive Compensation (including for the then current fiscal year). The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c)	At least thirty (30) days prior to the end of the initial term or any renewal term after the end of the initial term, the Manager may deliver written notice to the Company informing it of the Manager’s intention not to renew the Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the end of the then current initial term or renewal term, as the case may be.

(d)	In addition, the Manager may at any time, deliver written notice to the Company terminating this Agreement (and specifying the effective termination date) if so ordered by court processes or orders. In such event the Manager will make commercially reasonable efforts to give the Company advance notice. Upon such termination, the Company shall pay the Manager, on the date on which the termination is effect, all additional amounts owed to the Manager, including but not limited to all accrued but unpaid Incentive Compensation (including for the then current fiscal year).

(e)	This Agreement will terminate automatically, without further action by any party, if (i) the SPA is terminated or abandoned or (ii) the Acquired Companies or the Businesses are merged with or the assets of which are otherwise combined with or into the Manager.

(f)	This Agreement will terminate at the election of the Board of Directors in their sole discretion if a Manager Change of Control shall have occurred or will occur with the passage of time without giving effect to closing conditions or other contingencies if the Manager has entered into a definitive agreement a result of which will be a Manager Change of Control if the subject transaction is consummated.

(g)	If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 13(b) and (d) and Section 16 of this Agreement. In addition, Section 11 of this Agreement shall survive termination of this Agreement.

(h)	The Termination Fee is in addition to, and not in lieu of, all other compensation earned or accrued by the Manager through the effective termination date.

Notwithstanding anything to the contrary herein, no Termination Fee shall be due and payable in the event this Agreement is terminated pursuant to clause (e) or (f) above or Section 14(a) below.

SECTION 14. Assignment.

(a)	Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, and any attempted assignment shall be null and void unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, and any attempted assignment shall be null and void; provided, however, that the Company may assign this agreement to LMG on or after the Acquisition Date without the consent of the Manager.

(b)	Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

SECTION 15. Termination for Cause.

(a)	The Company may terminate this Agreement effective upon five (5) days prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if any act of fraud, misappropriation of funds, or embezzlement against the Company or the Acquired Companies or other willful violation of this Agreement by the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of any of the Manager) under this Agreement or in the event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement.

(b)	The Manager may terminate this Agreement immediately upon written notice of termination of the Company in the event that the Company shall default in the payment of any fees or other amounts owed to the Manager under this Agreement and such default shall continue for a period of fifteen (15) days after written notice thereof specifying such default and requesting that the same be remedied in such fifteen (15) day period. The Manager may terminate this Agreement effective upon sixty (60) days prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period.

(c)	In the event that this Agreement is terminated for any reason, including pursuant to Section 13 or Section 15, the Company shall remain liable to pay the Manager all unpaid Monthly Fees, Management Fees, Incentive Compensation, and Expenses earned or accrued through the effective termination date, as well as, if applicable, the Termination Fee.

SECTION 16. Action Upon Termination.

From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14, or 15 of this Agreement, the Manager shall not be entitled to compensation for further services or reimbursement of expenses under this Agreement, but shall be paid all compensation (Monthly Fees, Management Fee and Incentive Compensation), and Expenses, in each case accruing or earned to the date of termination and, if terminated pursuant to Section 13 or Section 15(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(a)	after deducting any accrued but unpaid Monthly Fees, Management Fees, Incentive Compensation, Expenses, and Termination Fees, if any to which it is then entitled, pay over to the Company or the Acquired Companies all money collected and held for the account of or owed to the Company or the Acquired Companies pursuant to this Agreement;

(b)	deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Acquired Companies through the date on which the report is furnished to the Board of Directors; and

(c)	deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

SECTION 17. Books and Records. Each of the Company and the Manager shall keep true and complete books and records in which all EBTIDA and expenses of the Acquired Companies and other fee-generating or cost-reimburseable activities shall be reflected along with the amounts payable to the other party under the terms of this Agreement. Each party shall maintain such books and records with respect to each month during the term and for a period of at least three years after the end of such month. During the term and for a period of one year after the last month in which any party is obligated to pay fees, expenses or compensation to the other hereunder, such party (the “Examining Party”) shall have the right, at its expense and upon reasonable notice to the other party (the “Examined Party”), to examine, or have examined by its authorized representative, the Examined Party’s books and records, at the Examined Party’s principal place of business, in order to determine or verify amounts due, and the accuracy of any reports furnished by the Examined Party to the Examining Party under this Agreement. The Examining Party shall not make any such examination more than twice in any calendar year. In the event that an error is discovered in the calculation of the amounts payable to the Examining Party, the party that received the benefit of the error shall promptly thereafter pay to the other the amount of overpayment or underpayment, as the case may be. An underpayment on an error in such calculation shall not be deemed to be a breach of this Agreement so long as the calculation was made in good faith. If any underpayment by the Examined Party for a period examined by the Examining Party is 20% or more, the Examined Party shall pay the Examining Party’s reasonable out-of-pocket costs with respect to such examination and the next subsequent reexamination. Receipt or acceptance by any party of any statement, or any of the sums paid hereunder, shall not preclude such party from challenging the correctness of a statement, or any part or portion thereof, at any time.

SECTION 18. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Acquired Companies held by the Manager under this Agreement shall be held by the Manager as custodian for the Acquired Companies, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Acquired Companies. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Acquired Companies any money or other property then held by the Manager for the account of the Acquired Companies under this Agreement, the Manager shall release such money or other property to the Acquired Companies within a reasonable period of time, but in no event later than sixty (60) days following such request. The Manager shall not be liable to the Company, any Subsidiary, any Director or the Company’s or the Acquired Companies stockholders or partners for any acts performed or omissions to act by the Company or the Acquired Companies in connection with the money or other property released to the Acquired Companies in accordance with the first sentence of this Section 18. The Company and any Subsidiary shall indemnify the Manager and its members, managers, officers, affiliates, consultants, agents and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Acquired Companies in accordance with the terms of this Section 18. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

SECTION 19. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by reputable overnight courier, (c) delivery by facsimile transmission against answerback, (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to Company:

Local Media Group Holdings LLC

c/o FIG LLC

1345 Avenue of the Americas

46th Floor

New York, New York 10105

Attention: Mr. Cameron MacDougall

Attention: Mr. Ken Riis

(b)	If to the Manager:

GateHouse Media, Inc.

350 WillowBrook Office Park

Fairport, New York 14450

Attention: Mr. Mike Reed

Attention: Ms. Polly Sack

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

SECTION 20. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 21. Entire Agreement; Conflicts. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing.

SECTION 22. Controlling Law.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 23. Indulgences Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 24. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 25. Preparation of Agreement. This Agreement was drafted and entered into after careful review and upon the advice of competent counsel; it shall not be construed more strongly for or against either party.

SECTION 26. Consents. Except where expressly indicated that an agreement, approval or consent is in the sole or unilateral discretion of a party, no agreement, approval or consent under this Agreement shall be unreasonably withheld or delayed.

SECTION 27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 28. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 29. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY: LOCAL MEDIA GROUP HOLDINGS LLC

By:	/s/ Jonathan Brown
Name:	Jonathan Brown
Title:	Interim Chief Financial Officer

MANAGER: GATEHOUSE MEDIA, INC.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer